                                  EXHIBIT 12.0

                    AFLAC INCORPORATED AND SUBSIDIARIES
                    Ratios of Earnings to Fixed Charges



(In thousands)                      Three Months Ended   Nine Months Ended
                                      September 30,        September 30,
                                      2000      1999       2000      1999
                                    --------  --------   --------  --------

Fixed charges:
  Interest expense                  $  4,580  $  5,036   $ 14,218  $ 13,220
  Rental expense deemed interest         153       146        428       390
                                     -------   -------    -------   -------
    Total fixed charges             $  4,733  $  5,182   $ 14,646  $ 13,610
                                     =======   =======    =======   =======

Earnings before income tax          $252,384  $219,711   $755,059  $619,302
Add back:
  Fixed charges                        4,733     5,182     14,646    13,610
                                     -------   -------    -------   -------
    Total earnings before income
     tax and fixed charges           257,117   224,893    769,705   632,912

Adjustments:
  Realized (gains)/losses              6,488     3,056    100,296    12,375
  Release of retirement liability          -         -   (101,225)        -
                                     -------   -------    -------   -------
    Total earnings before income
     tax and fixed charges as
     adjusted                       $263,605  $227,949   $768,776  $645,287
                                     =======   =======    =======   =======


    Earnings before income taxes
     and fixed charges                 54.3x     43.4x      52.6x     46.5x

    Earnings before income taxes
     and fixed charges, as adjusted    55.7x     44.0x      52.5x     47.4x